Exhibit 10.12

PERFORMANCE SHARE GRANT AGREEMENT

This Performance Share Grant Agreement (this “Agreement”), dated March 26, 2014, is by and between 1347 Property Insurance Holdings, Inc. (the “Company”) and Kingsway America Inc. (“KAI”).

1. Grants. In connection with the Company’s initial public offering (the “Offering”) of its shares of common stock, par value $0.001 (the “Common Stock”), the Company hereby agrees to grant KAI an aggregate of up to 375,000 shares of Common Stock (the “Shares”), subject to the terms, conditions and restrictions set forth in this Agreement.

2. Lock-up Period. The “Lock-up Period” shall mean the period beginning on the closing date of the Offering (the “Closing Date”) and ending on the date that is six months thereafter. Following the expiration of the Lock-up Period, the Shares shall be issuable to KAI in accordance with this Agreement.

3. Purchase Price. As payment in full for the Shares being granted under this Agreement and against delivery of the certificates therefor, simultaneous with the execution hereof, the Purchaser shall pay to the Company $100 (the “Purchase Price”) by wire transfer of immediately available funds or by such other method as may be reasonably acceptable to the Company.

4. Award Schedule. Following the Lock-up Period, KAI shall be eligible to receive the Shares in three equal installments of 125,000 shares of common stock (each, an “Installment”) pursuant to the following schedule: any time the last sales price of our common stock equals or exceeds: (i) $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive an Installment; (ii) $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive an Installment (in addition to the Installment previously or simultaneously earned pursuant to clause (i) herein); and (iii) $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, KAI will receive an Installment (in addition to the 250,000 shares of our common stock previously or simultaneously earned pursuant to clauses (i) and (ii) herein).

5. Dividends. If the Company shall pay a cash dividend on its Common Stock, KAI shall not be entitled to any cash dividend equivalent payments in respect of or corresponding to any Shares which have not yet been granted to KAI.

6. Changes in Common Stock. In the event of any change in the number and kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock dividend, stock split, reverse stock split, or any extraordinary distribution or extraordinary dividend to holders of Common Stock (whether paid in cash or otherwise), or any similar change affecting the Common Stock, the Company shall make an appropriate adjustment in the number and terms of the Shares subject to this Agreement so that, after such adjustment, the Shares shall represent a right to receive the same consideration (or if such consideration is not available, other consideration of the same value) that KAI would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split or any similar change if KAI had owned on the applicable record date a number of shares of Common Stock equal to the number of Shares subject to this Agreement prior to such adjustment.

7. General Restrictions. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Common Stock is listed for trading.

8. Issuance of Shares. Upon the achievement of the relevant milestone of the price of our Common Stock resulting in an award of an Installment of the Shares hereunder, the Company shall, as soon as reasonably practicable (and no later than 5 business days following the date the Installment was earned), issue the corresponding Shares to KAI (the “Award Date”).

9. Notices. Any notice under this Agreement shall be addressed to the Company in care of its Chief Executive Officer, addressed to the Chief Executive Officer of the Company and to the Chief Executive Officer of KAI or another address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Modification of Agreement. Except as otherwise provided herein, the provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and KAI. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

13. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.

14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. KAI may assign its rights hereunder to any purchaser or transferee of Shares; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to the terms hereof whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee had originally been a party hereto.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16. Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Grant Agreement on the date first written above.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ Douglas Raucy
Name: Douglas Raucy
Title: President and Chief Executive Officer

KINGSWAY AMERICA INC.

By:	/s/ Larry Swets
Name: Larry Swets
Title: President and Chief Executive Officer